Exhibit 10 (I)


Agreement On Supply of Liquefied Petroleum Gas


Supplier: (Party A) Beibal Special Liquefied Petroleum Gas Co,
Ltd. Legal Representative: Zhang xiaofii
Address:  7th Floor, Jingxie Building, Guizhou Road, Beihal,
Guangxi
Recipient:     ( party B) Panzhihua Deyun Petrochemical Industrial
Co., Ltd. Legal Representative: Tan Mau Tak
Address:  Coal Washery, Geliping, Panzhihua Mineral Bureau

Guarantor:     Kunming Xinmao Petrochemical Industrial Co., Ltd.
Address:  50 Mingtong Road, Kurtning City Legal Representative:
Deng Shari

Article 1. In view of that the legal representative of Party B transferred Hong Kong De xiang Tuo Yi Industrial Company, of which he owns full property, and 60.90% shares held by the company in Kunming xinmao Petrochemical Industrial Co., Ltd. to Everlasting International Nevada Holding Co., Ltd., Party A aggress to voluntarily supply Party B with liquefied petroleum gas. And the two parties reached the following agreement as to the affairs concerning gas supply.

Article 2. Party A shall supply Party B with liquefied petroleum gas for a period of four (4) years, 2675 tons each year and 10500 tons for four years (should the actual gas consumption of Party B is less than 10500 tons, the time of Party A supply gas for Party B shall be prolonged.

Article 3. The price for each tons of liquefied petroleum gas reaching the special-used railway of Geliping Coal Washery, Panzihua Mineral Bureau shall be 3100 yuan RMB (including all expenses). The price shall be steady if the rate of US dollar exchanging for Renminbi is within 1:9. In case of exceeding the rate, the gas price shall be adjusted according to the actual rate. Or if the actual gas price increases by 5%, the income for the price increase exceeding 5% shall belong to Party A.


Article 4. Time, quality and acceptance of gas supply
1.   The time of gas supply shall be from April 1,1996 and to
March 31,
2000 (the actual time of gas supply shall subject to Article 2 of this agreement).
2    Party A shall delivery the gas evenly  the average delivery amount for each month or accumulated months shall not be less than 8-9 tankers (4-5 tankers for the first ten days of a month and 4-5 tankers for the last ten days of a month);

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3    The quality of the gas supplied by Party A shall be in
conformity with the State Standard of GB-1174.
4. Each time, the tankers shall be checked before acceptance at the delivery point by the designated persons of the two parties. The amount shall be calculated according to the position of slid bar. Then in accordance with the accurate curve diagram of liquefied gas provided by Party A, the persons of two parties shall determined a height mark as the basis of settlement.
5. The weight of liquefied gas shall be calculated according to the standard of 0.545.

Article 5. Account Settlement
1. According to the actual tonnage confirmed by the two parties, Party B shall make the payment to the account designated by Party A within five (5) days.
2. Party A shall send the voucher of added value tax within thirty (30) days after the receipt of payment.
3. All relevant expenses paid by Party B for Party A in advance and loans of Party A's staff, which shall be confirmed by the telegram or facsimile of Party A, may be deducted from the payable payment at the time of settlement.

Article 6. Other obligations of the two parties
1. After each arrival of goods, Party B shall check for acceptance and unload it within four (4) days, and have railway organizations send the train to the station designated by Party A. The relevant expenses shall be paid by Party B for Party A in advance with the receipts of railway
Organizations.
2. From the date of this agreement coming into force to April 1, 1996, Patty A shall be responsible for storing 100 liquefied petroleum gas for Party B free of charge in the storage station of Kunming
Xinmao Petroleum Industrial Co, Ltd.
3. Patty A shall assist Party B to buy comprehensive insurance in China Pin' an Insurance Company for the customers supplied by Party B. The premium shall be borne by Party B.

Article 7. Guarantee
Within a month after the agreement coming into force, Patty B shall ask Ever Lasting International Nevada Holding Co., Ltd. to pay 2.5 million yuan RMB to Party A as the earnest money according to the related terms of Agreement on Enterprise Properly

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Transference and Agreement on Payment. After the implementation of the agreement, Party A shall have the earnest money.

Article 8. Obligation for breach of the agreement
I - Should Party A be delay to supply the gas for one month, Patty B shall have the right to deduct 3% of the payable amount in this month and the penalty fee at the time of settlement. Should the above breach of agreement occur twice in a year, Party A shall return a doubled earnest money and be responsible for the economic losses and legal obligations occurred due to delayed gas supply. Moreover, Patty B shall have the right to ask Patty A to continue the implementation of the agreement.
2. Should Patty B be unable to make the payment on time, for one day exceeding the time limit, Party B shall pay a overdue fine of 3% of the payable amount to Party A.
3. Should Patty A be unable to implement the agreement regularly due to Patty B's failure m returning the empty train on time (exclude the unsuccessful acceptance due to the disputes of the two parties), Patty B shall be responsible for a penalty fee
0 F 300 yuan for each train per day. In addition to have the right to postpone the next gas supply, Party A shall bear no obligation for the breach of agreement.
4    Should the breach of agreement be caused by force majeure, either party shall inform the other party, and both parties shall have the responsibility to avoid losses without obligation for breach of agreement.

Article 9. Kunming Xinmao Petroleum Industrial Co., Ltd. agrees to act as the guarantor for Party A's implementation of the agreement. Should
Party A fail to completely implement the agreement, Party B shall have the right to ask the guarantor undertaking all obligations that should be borne by Party A.

Article 10. Effectiveness and termination
I. The agreement shall come into effect only with the following conditions:
A Signatures of the legal representatives of the two parties;
B. The related Agreement on enterprise Properly Transference and Agreement on Payment shall come into effect.

2.   This agreement is in duplicated, Party A and Party B shall hold each with equal legal effect.
3    this agreement shall be terminated upon the completion of the obligation and rights of two parties.

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Article 11. Should any dispute occur and such dispute can not be solved through consultation both parties shall have the right to initiate legal proceedings in the intermediate people's court of plaintiff.

Article 12. After the agreement coming into effect, all agreement on liquefied petroleum gas supply signed before March 18, 1996 shall have no legal effect

Signed by representative of Party A Signed by representative of Party B Tan Mau Tak (signature)


Seal of Party A

March 18, 1996

Guarantor:

Seal of Guarantee Unit:

March 18, 1996
Seal of Party B March 18, 1996